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                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
               SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[X] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            ARV Assisted Living, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

    (5) Total fee paid:

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FOR IMMEDIATE RELEASE

CONTACT:  Mitch Gellman
          Director of Investor Relations
          714/435/4322
          E-Mail: investor.relations@arvi.com

ARV ASSISTED LIVING RESPONDS TO PEER'S CLAIM
-- CEO Phanstiel cites full prior disclosure to Amex in rejecting the claim --

Costa Mesa, Calif. -- December 17, 1997 -- ARV Assisted Living, Inc. (Amex:SRS) responded today to a news release issued yesterday by industry peer Emeritus Corporation. Without confirmation from the American Stock Exchange (Amex) that a rule had been violated, Emeritus announced that it believes that ARV's convertible note redemption did violate an Amex rule. "As is the case with many of Emeritus' recent statements, this claim is simply untrue," said Howard G. Phanstiel, Chairman and Chief Executive Officer of ARV. "It is without merit. Before listing on the Amex, ARV provided the American Stock Exchange a full briefing of the terms of the convertible notes. The discussion included a specific and detailed description of the terms of, and background for, the optional redemption feature. Clearly, if the Amex believed the terms of the convertible notes violated Amex rules, they would not have listed ARV in the first place."
ARV Assisted Living, Inc. was founded in 1980. The Company is one of the nation's leading providers of assisted living. It operates 49 communities containing about 6,300 units in 11 states. ARV has six communities under construction -- containing 756 units -- in California, Florida, Massachusetts and Nevada.
###

NEWS RELEASE
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CERTAIN ADDITIONAL INFORMATION: ARV Assisted Living, Inc. (the "Company") will be soliciting proxies against the director nominees of Emeritus Corporation and other shareholder proposals by Emeritus Corporation. The following individuals may be deemed to be participants in the solicitation of proxies by the Company and as of December 10, 1997 beneficially own the number of shares of common stock as indicated: Howard G. Phanstiel, Chairman of the Board and Chief Executive Officer, 0 shares; John A. Booty, interim President, 699,246 shares; David P. Collins, Executive Vice President, 558,939 shares; Graham P. Espley-Jones, Executive Vice President and Chief Financial Officer, 274,964 shares; Sheila M. Muldoon, Vice President and General Counsel, 3,500 shares; Eric K. Davidson, Senior Vice President, 14,538 shares; Robert P. Freeman, Director, 6,183,238 shares; Murry N. Gunty, Director, 6,183,238 shares; Kenneth
M. Jacobs, Director, 6,183,238 shares; R. Bruce Andrews, Director, 5,000 shares; Maurice J. DeWald, Director, 6,000 shares; and John J. Rydzewski, Director, 10,000 shares. The Company has retained Salomon Smith Barney ("SSB") to act as financial advisor in connection with the proxy solicitation. SSB will not receive any fee for, or in connection with, such financial advisory and solicitation activities apart from the fees they are otherwise entitled to receive under their engagement. The Company has agreed to indemnify SSB against certain liabilities and expenses. SSB is an investment banking firm that provides a full range of financial services for institutional and individual clients. SSB does not admit or deny that any of its directors, officers, or employees is a "participant" as defined in Schedule 14A promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or that such Schedule 14A requires the disclosure of certain information concerning such persons. In the normal course of its business, SSB regularly buys and sells the Company's Common Stock for its own account and for the accounts of its customers, which transactions may result from time to time in SSB and its associates having a net "long" or net "short" position in the Company's Common Stock or option contracts with other derivatives in or relating to the Company's securities. According to a Schedule 13D filed by SSB on December 6, 1997, as of October 29, 1997, SSB may be deemed to beneficially own 664,778 shares of the Company's Common Stock. SSB will assist in the solicitation of proxies, which will be carried out by a team of individuals consisting of directors, officers and employees of SSB numbering approximately 10 persons.